                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        MARINE DRILLING COMPANIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   [LOGO]


                        MARINE DRILLING COMPANIES, INC.

- -------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 9, 1996
- -------------------------------------------------------------------------------



To the Stockholders:

              Notice is hereby given that the annual meeting of stockholders of Marine Drilling Companies, Inc. ("the Company") will be held at the Embassy Suites Hotel, 9090 Southwest Freeway, in Houston, Texas on Thursday, May 9, 1996 at 9:00 a.m. for the following purposes:

              1.  To elect eight (8) directors.

              2.  To transact such other business as may
                  properly be brought before the meeting or any adjournment(s) thereof.

              Stockholders of record of the Company's Common Stock at the close of business on April 4, 1996 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, during the ten days preceding the meeting.

                                            By Order of the Board of Directors,

                                            /s/ Joan R. Smith

                                            Joan R. Smith
                                            Secretary
Sugar Land, Texas
April 4, 1996


              IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                 PROXY STATEMENT

                                  ------------

SOLICITATION AND REVOCABILITY OF PROXIES

              This proxy statement is being furnished to the stockholders of Marine Drilling Companies, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 9090 Southwest Freeway, in Houston, Texas on Thursday, May 9, 1996 at 9:00 a.m. CDT and any adjournment thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is April 9, 1996.

              At the Annual Meeting, the holders of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") will be asked to consider and vote upon (i) the election of eight persons to serve on the Board of Directors of the Company and (ii) to consider and take action upon such other matters as may properly come before the Annual Meeting.

              All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received and which are eligible to vote, such proxies will be voted FOR the Board of Directors' nominees for directors. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

              Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556.

              The close of business on April 4, 1996 was the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On April 4, 1996, the Company had 44,021,250 outstanding shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of April 4, 1996, present in person or represented by proxy and eligible to vote, will constitute a quorum at the Annual Meeting. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, during the ten days preceding the meeting.

              Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon. The persons named in the accompanying proxy will vote for the nominees named herein unless specifically instructed to the contrary.

              The Company's Annual Report for the year ended December 31, 1995, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 1995 and 1994, respectively, and audited consolidated statements of income and changes in financial position for each of the years ended December 31, 1995, 1994 and 1993, respectively, will be mailed with this Proxy Statement. Additional copies are available from the Company upon request.


              The cost of this solicitation will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, telephone and telegraph. The Company has arranged for American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 to solicit proxies in such manner at no cost other than out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial holders of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth information with respect to the shares of Common Stock (the only class of securities of the Company) owned of record and beneficially as of April 4, 1996, by (i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of such class of stock, (ii) each current director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table included elsewhere herein and (iv) all directors and executive officers of the Company as a group:

                                                      COMMON STOCK
                                               ------------------------
                                                 NUMBER     PERCENTAGE
                                                   OF        OF COMMON
STOCKHOLDER                                    SHARES (1)   STOCK OWNED
- -----------                                    ----------  ------------
Warburg, Pincus Capital Company, L.P. (2). .  9,991,119        22.7%
          466 Lexington Avenue
          New York, NY  10017

FMR Corp. (3). . . . . . . . . . . . . . . .  2,807,000         6.4%
          82 Devonshire Street
          Boston, MA  02109

Hugh L. Adkins (4) . . . . . . . . . . . . .     78,806         *

Robert L. Barbanell (5). . . . . . . . . . .      8,979         *

David A. B. Brown (6). . . . . . . . . . . .      2,979         *

Howard I. Bull (7) . . . . . . . . . . . . .      7,599         *

William H. Flores (8). . . . . . . . . . . .    263,627         *

Gerald T. Greak (9). . . . . . . . . . . . .    102,649         *

Nathaniel A. Gregory (10). . . . . . . . . .      7,979         *

William O. Keyes (11). . . . . . . . . . . .  1,758,770         4.0%

David E. Libowitz (12) . . . . . . . . . . .         --         --

Christopher M. Linneman (13) . . . . . . . .      2,979         *

Howard H. Newman (14)  . . . . . . . . . . .  9,991,119        22.7%

Joan R. Smith (15) . . . . . . . . . . . . .     47,138         *

All executive officers and directors
 as a group (12 persons) (16). . . . . . . . 12,272,624        27.9%

- -----------------
*  Less than one percent

                                                   (SEE NOTES ON FOLLOWING PAGE)

FOOTNOTES:

         (1) Includes shares of Common Stock held by the Trustees of the Marine Drilling Companies 401(k) Profit Sharing Plan for the accounts of individuals as follows: Mr. Keyes -- 4,488 shares; Mr. Flores -- 4,681 shares; Mr. Greak -- 4,018 shares; Mr. Adkins -- 4,222 shares and Ms. Smith -- 3,388 shares.

         (2) Based on a Schedule 13D filed by Warburg, Pincus Capital Company, L.P. on March 27, 1996. The sole general partner of Warburg, Pincus Capital Company, L.P. ("Warburg") is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Co., Inc. ("EMW"), through a wholly-owned subsidiary, manages Warburg. WP owns all of the outstanding stock of EMW and, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. EMW owns 0.9% of the limited partnership interests in Warburg. Howard H. Newman, a Director of the Company nominated by Warburg, is a Managing Director of EMW and is a general partner of WP. As such, Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg, WP and EMW. David E. Libowitz, a Director of the Company, is an officer of a wholly-owned subsidiary of EMW. He serves on the Company's Board of Directors as a nominee of Warburg, and disclaims beneficial ownership of the stock of the Company owned by Warburg. See Notes (12) and
              (14) below. See "Shareholders' Agreement" included as part of this Item 1.

         (3) Based on a Schedule 13G filed by FMR Corp. on February 14, 1996. Such Schedule 13G indicates that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,807,000 shares as a result of acting as advisor to several investment companies and that Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,807,000 shares as a result of its serving as investment manager of institutional accounts. Edward
              C. Johnson 3rd, Chairman of FMR Corp., and Abigail P. Johnson each own 6.44% of the outstanding voting common stock of FMR Corp.

         (4) Mr. Adkins is Senior Vice President and Operations Manager of the Company. Mr. Adkins holds options to purchase 205,000 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of April 4, 1996, 73,750 shares were exercisable within sixty (60) days.

         (5) Robert L. Barbanell has been a Director of the Company since June 23, 1995. Mr. Barbanell holds options to purchase 10,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 4, 1996, no shares were exercisable within sixty (60) days.

         (6) David A. B. Brown has been a Director of the Company since June 23, 1995. Mr. Brown holds options to purchase 10,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 4, 1996, no shares were exercisable within sixty (60) days.

         (7) Howard I. Bull has been a Director of the Company since June 23, 1995. Mr. Bull holds options to purchase 10,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 4, 1996, no shares were exercisable within sixty (60) days.

         (8) Mr. Flores is a Director, Chief Operating Officer, Senior Vice President and Chief Financial Officer of the Company. Mr. Flores holds options to purchase 400,000 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of April 4, 1996, 225,000 shares were exercisable within sixty (60) days.


                                             (NOTES CONTINUED ON FOLLOWING PAGE)

FOOTNOTES (continued) --

         (9) Mr. Greak is Senior Vice President--Engineering of the Company. Mr. Greak holds options to purchase 201,800 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of April 4, 1996, 95,550 shares were exercisable within sixty
              (60) days.

        (10) Mr. Gregory has been a Director of the Company since June 23, 1995. Of the shares indicated as owned by Mr. Gregory, 5,000 are owned directly by The Gregory Family Foundation, a tax-exempt charitable foundation, of which Mr. Gregory is President. Mr. Gregory holds options to purchase 10,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 4, 1996, no shares were exercisable within sixty (60) days.

        (11) Mr. Keyes is Chairman of the Board, Chief Executive Officer, President and Director of the Company. Mr. Keyes holds options to purchase 300,000 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of April 4, 1996, 125,000 were exercisable within sixty (60) days.

        (12) Mr. Libowitz is a Director of the Company. Mr. Libowitz is an officer of a wholly-owned subsidiary of EMW. He serves on the Company's Board of Directors as a nominee of Warburg, and disclaims beneficial ownership of the stock of the Company owned by Warburg. See Note (2) above.

        (13) Mr. Linneman, a Managing Director of Chemical Securities Inc., is a Director of the Company. Mr. Linneman served as Warburg's representative to the Company's Board of Directors until July 20, 1994 pursuant to a shareholders' agreement. See "Shareholders' Agreement" included as part of this Item 1. Mr. Linneman was an officer of a wholly-owned subsidiary of EMW until April 1994. See Note (2) above. Mr. Linneman holds options to purchase 10,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 4, 1996, no shares were exercisable within sixty (60) days.

        (14) Mr. Newman is a Director of the Company. All of the shares indicated as owned by Mr. Newman are owned directly by Warburg and are included because of Mr. Newman's affiliation with Warburg. Mr. Newman disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Note (2) above.

        (15) Ms. Smith is Vice President, Controller and Secretary of the Company. Ms. Smith holds options to purchase 101,250 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of April 4, 1996, 43,750 shares were exercisable.

        (16) Included are the shares owned by Warburg with which Messrs. Newman and Libowitz are associated and 438,050 option shares owned by the executive officers which are exercisable within sixty (60) days of the date of April 4, 1996.

                         ITEM 1 - ELECTION OF DIRECTORS

              The Company's Board of Directors currently consists of nine directors. Eight directors will be elected at the 1996 Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders or until the election and qualification of their respective successors.

              It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1996 Annual Meeting for the election of the nominees for director whose names are set forth below. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors. Each of the nominees named below has consented to being named in this proxy statement and to serve if elected.

              The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Under Texas law, an abstention would have the same legal effect as a vote against a director, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. Shareholders may not cumulate their votes in the election of directors.

              Pursuant to the Shareholders' Agreement discussed below, Warburg has nominated for election as directors Howard H. Newman and David E. Libowitz.


SHAREHOLDERS' AGREEMENT

              Under a shareholders' agreement ("the Shareholders' Agreement") entered into in connection with the Company's reorganization and recapitalization in 1992 and early 1993 (the "Recapitalization"), Warburg has the right to designate one director nominee so long as the shares owned by it equal or exceed 5% of the outstanding Common Stock, and the right to designate an additional nominee (for a total of two) so long as the shares then owned by it equals or exceeds 15% of the Company's outstanding Common Stock.

NOMINEES FOR DIRECTOR

              The following table sets forth certain information as of April 4, 1996 for each nominee for director, including his name, age, position with the Company, and the year he became a director of the Company.

                                                                                      DIRECTOR
         NAME                        AGE       POSITION WITH THE COMPANY               SINCE
- ----------------------               ---       ------------------------------------   --------
Robert L. Barbanell..............    65        Director(1)                              1995
David A. B. Brown................    52        Director                                 1995
Howard I. Bull...................    55        Director                                 1995
William H. Flores................    42        Chief Operating Officer, Senior Vice
                                               President, Chief Financial Officer,
                                               Assistant Secretary and Director         1990
Nathaniel A. Gregory.............    47        Director                                 1995
David E. Libowitz................    33        Director                                 1994
Christopher M. Linneman..........    36        Director                                 1994
Howard H. Newman.................    48        Director                                 1987

(1) The Company currently expects that Mr. Barbanell will be elected to serve as Chairman of the Board of Directors and President of the Company immediately following the 1996 Annual Meeting.

              Robert L. Barbanell has been a Director of the Company since June 1995. Mr. Barbanell has served as President of Robert L. Barbanell Associates, Inc., a financial consulting firm since July 1994. Mr. Barbanell was employed by Bankers Trust New York Corporation from June 1986 to June 1994 as Managing Director and from December 1981 to June 1986 as Senior Vice President. He is also a Director of Cantel Industries, Inc. and Kaye Group, Inc.

              David A. B. Brown has been a Director of the Company since June 1995. Mr. Brown has served as President of The Windsor Group, Inc., a strategy consulting firm, since 1984. Prior thereto, Mr. Brown was a partner of the Braxton Group, a strategy consulting firm. He also served as Chairman of the Board of the Comstock Group from 1988 to 1990. Mr. Brown is a Director of BTU International and EMCOR Group, Inc.

              Howard I. Bull has been a Director of the Company since June
1995. Mr. Bull has served as President, Director and Chief Executive Officer of Dal-Tile, a manufacturer and distributor of ceramic tile, since February 1994. Prior thereto, Mr. Bull served as President of the Air Conditioning Business Group of York International Corporation ("York") from May 1992 to February 1993 and as the President of the York Applied Systems Division of York from January 1990 to May 1992. From February 1979 to November 1990, Mr. Bull was employed by Baker Hughes, Inc. in several executive positions.

              William H. Flores has been Chief Operating Officer since March 1996 and Senior Vice President, Chief Financial Officer, Assistant Secretary and Director since March 1990. Prior thereto, Mr. Flores served as Vice President-- Finance for Keyes Offshore, Inc. since December 1986.

              Nathaniel A. Gregory has been a Director of the Company since
June 1995. Mr. Gregory has served as Chairman and Chief Executive Officer of National Tank Company (Natco) since April 1993. Prior thereto, Mr. Gregory served as a Managing Director of Smith Barney from September 1991 to April 1993.


              David E. Libowitz has been a Director of the Company since 1994. Mr. Libowitz has served as a Vice President of Warburg, Pincus Ventures, Inc., the venture banking subsidiary of E.M. Warburg, Pincus & Co., Inc., since January 1995 and has been associated with E. M. Warburg, Pincus & Co., Inc. since 1991. Prior thereto, he served as Investment Manager for Equitable Capital Management Corporation from July 1989 to June 1991. He is also a Director of Caribiner International, Inc.

              Christopher M. Linneman has been a Director of the Company since 1994. Mr. Linneman has served as Managing Director of Chemical Securities Inc. since May 1994. Prior thereto, he served as a Vice President of E. M. Warburg, Pincus & Co., Inc. from January 1992 to April 1994, and as an Associate thereof from April 1990 to December 1991.

              Howard H. Newman has been a Director of the Company since 1987. Mr. Newman has served as Managing Director of E.M. Warburg, Pincus & Co., Inc. since 1987. He is also a Director of ADVO, Inc., Comcast UK Cable Partners Limited, Newfield Exploration Company and RenaissanceRe Holdings Ltd.

BOARD OF DIRECTORS AND COMMITTEES

              The Company's Board of Directors currently has nine members. During 1995, the Board of Directors held eleven meetings. In addition, some decisions made by the Board of Directors were formalized during 1995 through the execution of one unanimous written consent. The Board has two standing committees which are discussed below: (i) the Personnel and Compensation Committee and (ii) the Audit Committee; however, the Board does not have a nominating committee.

              PERSONNEL AND COMPENSATION COMMITTEE--The Personnel and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") currently consists of three members: David A. B. Brown, Howard I. Bull and Howard H. Newman (Chairman). The purpose of the Compensation Committee is to ensure that the Company has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel thereby enhancing the growth and profitability of the Company. During 1995, the Compensation Committee held one meeting.

              AUDIT COMMITTEE--The Company's Audit Committee currently consists of four members: Robert L. Barbanell (Chairman), David A. B. Brown, Nathaniel
A. Gregory and David E. Libowitz. The functions of the Audit Committee include reviewing and examining monthly detailed reports submitted by the Chief Financial Officer of the Company, evaluating internal controls and recommending the engagement and continuation of independent auditors. During 1995, the Audit Committee held three meetings.

DIRECTOR COMPENSATION AND EXPENSES

              Effective June 23, 1995, the Company's non-employee directors are paid a $12,000 annual cash retainer plus a cash payment of $500 per board meeting attended (whether by teleconference or otherwise) and a payment of $500 per committee meeting attended (whether by teleconference or otherwise). Non-employee directors who participate in a committee meeting or teleconference which is held on the same date as a board meeting receive $250 per committee meeting attended. Committee Chairmen also receive $500 per quarter for serving in such capacity. In addition, pursuant to the Company's 1995 Non-Employee Directors' Plan (the "Directors' Plan"), each non-employee director is entitled to an initial option to purchase 10,000 shares of the Company's Common Stock upon a non-employee director's initial election to the Board of Directors (or effectiveness of the Directors' Plan), and an option to purchase 2,500 shares of the Company's Common Stock upon each successive election to the board of directors. In addition, the Directors' Plan provides semi-annual awards to each non-employee director of a number of shares of the Company's Common Stock having an initial market value of $6,000 per grant.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

              The following table sets forth information with respect to the five executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                               -------------------------------    -----------------------
                                                                    AWARDS
                                                                  ----------
                                                         OTHER    SECURITIES                   ALL OTHER
                                                        ANNUAL    UNDERLYING                    COMPEN-
      NAME AND                                          COMPEN-     STOCK          LTIP         SATION
 PRINCIPAL POSITION     YEAR    SALARY        BONUS     SATION     OPTIONS        PAYOUTS         (1)
 ------------------     ----   --------    ----------   -------   ----------      -------      ---------
William O. Keyes        1995   $200,016    $       --     $--      100,000          $--         $22,851
Director, Chairman      1994    180,000        65,000      --           --           --          18,840
of the Board,           1993    165,000     2,000,000      --           --           --          16,186
President & CEO

William H. Flores       1995    149,014            --      --      100,000           --           8,300
Director, COO,          1994    140,016        44,500      --           --           --           7,756
SVP, CFO &              1993    130,008     2,000,000      --           --           --           9,751
Asst. Secr.

Gerald T. Greak         1995    126,432            --      --       25,000           --          10,033
SVP--Engineering        1994    126,432        15,000      --           --           --           9,395
                        1993    120,400       169,199      --       75,000           --          11,317

Hugh L. Adkins          1995    126,480            --      --       75,000           --           8,332
SVP/Operations Mgr.     1994    115,032        17,250      --           --           --           8,527
                        1993    100,000       199,499      --       75,000           --           8,404

Joan R. Smith           1995     89,784         3,591      --       25,000           --           5,636
VP/Controller/Secr.     1994     85,224        14,000      --           --           --           5,363
                        1993     80,640       197,352      --       40,000           --           6,780

______________________

FOOTNOTES:
(1) "All Other Compensation" includes the value of group life insurance benefits provided on behalf of each respective executive officer, benefits related to the Marine Drilling Companies 401(k) Profit Sharing Plan including
    (i) the value of the Company's matching contributions up to 5% of qualified compensation and (ii) the value of forfeitures allocated to each individual's account, and benefits related to the Executive Deferred Compensation Plan effective December 31, 1994 including the value of the Company's matching contributions up to 5% of qualified compensation.
    The amounts reported are set forth in detail below:

                                                         LIFE      401(K)   EXEC. DEF.
                           NAME                YEAR    INSURANCE    PLAN       PLAN
                    -----------------          ----    ---------   ------   ----------
                    William O. Keyes           1995     $11,340    $7,500     $4,011
                                               1994      11,340     7,500         --
                                               1993       6,950     9,236         --

                    William H. Flores          1995         800     7,500         --
                                               1994         755     7,001         --
                                               1993         515     9,236         --

                    Gerald T. Greak            1995       2,961     7,072         --
                                               1994       1,895     7,500         --
                                               1993       2,081     9,236         --

                    Hugh L. Adkins             1995       1,145     7,187         --
                                               1994       1,027     7,500         --
                                               1993       1,044     7,360         --

                    Joan R. Smith              1995         447     5,189         --
                                               1994         272     5,091         --
                                               1993         319     6,461         --

OTHER MATTERS

              The Company has adopted an executive severance policy covering six of its officers, including each of the named executive officers, providing for severance consideration of one year's base pay and continuation of certain employee benefits. These amounts and benefits are payable upon termination of employment of such executive other than (i) a termination by the Company for cause (as defined in the policy), (ii) a termination by the executive without cause (as provided in the policy) or (iii) the death or disability of the executive. The covered executive is entitled to such amount and benefit if he resigns within 30 days of the discontinuance of this policy or a reduction in the economic benefits provided therein within one year after occurrence of a change of control of the Company as defined in the Marine Drilling 1992 Long-Term Incentive Plan.

STOCK OPTIONS

              The following table contains certain information with respect to stock options granted to the named Executive Officers and Non-Employee Directors in 1995 under the Marine Drilling 1992 Long Term Incentive Plan and the 1995 Non-Employee Directors' Plan:

                           STOCK OPTION GRANTS IN 1995

                                            INDIVIDUAL GRANTS
                          ----------------------------------------------------
                                       PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                      TOTAL OPTIONS                                      ANNUAL RATES OF STOCK PRICE
                                        GRANTED TO    EXERCISE OR                      APPRECIATION FOR OPTION TERM(2)
                           OPTIONS      EMPLOYEES     BASE PRICE    EXPIRATION    -----------------------------------------
        NAME              GRANTED(1)     IN 1995       ($/SHARE)       DATE        0%              5%              10%
        ----              ----------  -------------   -----------   ----------    ----        -----------     ------------
Executive Officers --
  All Stockholders(3)        N/A           N/A          $2.50           N/A       $-0-        $69,211,824     $175,396,338
  William O. Keyes         100,000        18.9%          2.50       02/27/2005     -0-            157,222          398,435
  William H. Flores        100,000        18.9%          2.50       02/27/2005     -0-            157,222          398,435
  Hugh L. Adkins            75,000        14.2%          2.50       02/27/2005     -0-            117,917          298,826
  Gerald T. Greak           25,000         4.7%          2.50       02/27/2005     -0-             39,305           99,608
  Joan R. Smith             25,000         4.7%          2.50       02/27/2005     -0-             39,305           99,608

Non-Employee Directors --
  All Stockholders(4)        N/A           N/A           4.00           N/A        -0-         110,738,910     280,634,141
  Robert L. Barbanell       10,000         N/A           4.00       06/22/2005     -0-              25,156          63,750
  David A. B. Brown         10,000         N/A           4.00       06/22/2005     -0-              25,156          63,750
  Howard I. Bull            10,000         N/A           4.00       06/22/2005     -0-              25,156          63,750
  Nathaniel A. Gregory      10,000         N/A           4.00       06/22/2005     -0-              25,156          63,750
  David E. Libowitz             --         N/A             --            --         --                  --              --
  Christopher M. Linneman   10,000         N/A           4.00       06/22/2005     -0-              25,156          63,750
  Howard H. Newman              --         N/A             --            --         --                  --              --

__________________________


                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

(1) Reflects options to purchase the indicated numbers of shares of the Company's Common Stock. All options granted to the named officers were granted under the Marine Drilling 1992 Long Term Incentive Plan at exercise prices equal to the closing market price of the Common Stock on February 28, 1995 which was the date of the grants. All options granted to the named officers have a four year vesting period with 25% vesting on each anniversary of the date of grant until February 28, 1999. If a "change in control" (as defined in the plan) occurs, then all options then outstanding shall become fully exercisable, and, unless otherwise determined by the Compensation Committee, the value of outstanding options (other than those granted within the prior six months to persons subject to Section 16 of the Securities Exchange Act of 1934) will be cashed out on the basis of the highest price paid (or offered) during the preceding 60 day period.

(2) These amounts represent certain assumed rates of appreciation only, as prescribed by the SEC. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the Company's stock. There can be no assurance that the amounts reflected in this table will be achieved. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(3) Based on 44,021,250 shares of the Company's Common Stock outstanding on April 4, 1996, using the $2.50 Common Stock closing price on February 28, 1995 as the base price.

(4) Based on 44,021,250 shares of the Company's Common Stock outstanding on April 4, 1996, using the $4.00 Common Stock closing price on June 23, 1995 as the base price.


              The following table sets forth information with respect to each named person concerning the exercise of options during the last fiscal year and the number of shares covered by all exercisable and non-exercisable stock options held by the named persons at the end of the fiscal year.

                      AGGREGATED 1995 OPTION EXERCISES
                         AND YEAR-END OPTION VALUES

                                        OPTIONS EXERCISED                                                VALUE OF UNEXERCISED
                                     ------------------------       NUMBER OF UNEXERCISED                IN-THE-MONEY OPTIONS
                                       SHARES                        OPTIONS AT 12/31/95                    AT 12/31/95 (1)
                                      ACQUIRED        VALUE      -----------------------------      ----------------------------
         NAME                        ON EXERCISE     REALIZED    EXERCISABLE     UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
         ----                        -----------     --------    -----------     -------------      -----------    -------------
Executive Officers --
  William O. Keyes.................    100,000       $118,750      100,000          200,000          $387,500        $650,000
  William H. Flores................         --             --      200,000          200,000           775,000         650,000
  Gerald T. Greak..................         --             --      189,300          112,500           588,225         259,375
  Hugh L. Adkins...................         --             --      150,520          150,000           437,953         342,188
  Joan R. Smith....................         --             --       57,500           63,750           145,313         138,281

Non-Employee Directors --
  Robert L. Barbanell..............         --             --           --           10,000                --          11,250
  David A. B. Brown................         --             --           --           10,000                --          11,250
  Howard I. Bull...................         --             --           --           10,000                --          11,250
  Nathaniel A. Gregory.............         --             --           --           10,000                --          11,250
  David E. Libowitz (2)............        N/A            N/A          N/A              N/A               N/A             N/A
  Christopher M. Linneman..........         --             --           --           10,000                --          11,250
  Howard H. Newman (2).............        N/A            N/A          N/A              N/A               N/A             N/A

(1) This valuation represents the difference between $5.125, the closing price of the Common Stock on the Nasdaq Stock Market on December 29, 1995 and the exercise prices of the stock options.
(2) Mr. Libowitz and Mr. Newman waived their rights to participate in the 1995 Non-Employee Directors' Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            The directors and officers of the Company have no interlocking relationships with the compensation committees (or their equivalent) of any other entity.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

              Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file by specific dates with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this proxy statement any failure to file by the relevant due date any of these reports during the preceding fiscal year.

              To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were timely satisfied.

                   PERSONNEL AND COMPENSATION COMMITTEE REPORT
                         REGARDING EXECUTIVE COMPENSATION

COMPENSATION POLICY REGARDING EXECUTIVE OFFICERS

              The Compensation Committee is responsible for the design of the Company's compensation and incentive programs. The Compensation Committee is composed of the undersigned individuals who are non-officer directors. The Compensation Committee's goal is to develop and implement compensation and incentive programs which cause the Company's officers and employees to focus on increasing shareholder value as well as retaining and motivating employees who are capable of furthering that goal.

              The Compensation Committee has established a three-part program with respect to employee compensation. The first component involves providing base salaries which approximate the average for companies comprising the offshore contract drilling industry. The Compensation Committee conducted a formal review in this regard in establishing base salaries for 1995. The second and third components were developed through the design of the Marine Drilling 1992 Long Term Incentive Plan (the "Plan"). The second component provides for the payment of performance bonuses which are based upon (i) the Company's achievement of certain goals with respect to its safety record, its financial performance and its operational performance, (ii) each individual employee's performance in furtherance of those goals, and (iii) each employee's achievement of individual objectives (as applicable). With respect to the establishment of compensation for each executive officer, the Compensation Committee considers an individual's past performance and skills, as well as the individual's ability to enhance shareholder value.

              During 1995, the Company's executives received bonuses which reflected their individual attainment of goals as described in (ii) and (iii) above, as well as the Company's attainment of its operational and safety goals. The Company did not fully achieve its financial goals in 1995, therefore, the bonuses awarded were minimal. The third component provides for the grant of long term equity-based incentives through the utilization of stock options, restricted stock and stock appreciation rights. From time to time, the Company awards stock options to its executives to maintain a continuing emphasis on increasing shareholder value. In early 1995, the Company awarded options for 325,000 shares of Common Stock to the executives named herein.

              At the Compensation Committee's recommendation, the Company modified the base salary and bonus components of its compensation program for 1995. Base salaries were set at levels which approximate the average for energy service companies of similar size based upon a formal outside review conducted in late 1994. In addition, the Company has modified its bonus program for 1995. Bonuses are now based upon the Company's financial performance as compared to a peer group of publicly traded offshore drilling companies. For this purpose, the financial performance of each company will be determined by calculating the amount of each company's earnings before interest, depreciation, amortization and taxes ("EBITDA") as a percentage of revenues. The respective percentages of each company will then be ranked and converted to a percentile format. The Company must achieve a percentile ranking of 50% for bonuses to be awarded. At that level, bonuses equal to twelve percent (12%) of base salary would be awarded. The maximum bonus amount awarded under this program is equal to 50% of base salary and is payable if the Company's financial performance is in the 90th percentile or better. Additional bonus amounts may be payable for extraordinary individual performance. This bonus program has been slightly modified for future years. Beginning in 1996, bonuses will be determined by dividing the Company's EBITDA by the fair market value of its operating assets. This factor will be compared to similar calculations for the Company's peer group. Bonuses will be based upon the Company's performance relative to its peer group.

              The Omnibus Budget Reconciliation Act of 1993 (the "Act") imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its five most highly compensated officers, subject to certain exceptions. None of the Company's executive officers currently receives compensation exceeding the limits imposed by the Act. While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Act or regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation program as described in this report.

DISCUSSION REGARDING COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

              The Compensation Committee established the 1995 base salary of the Company's Chief Executive Officer, $200,016, at a level which it believes is approximately average for companies of comparable size in the offshore drilling industry. In 1992 and 1995, the Company granted Mr. Keyes stock options of significant size (400,000 shares granted in 1992 exercisable at $1.25 and 100,000 shares granted in 1995 exercisable at $2.50) which its believes will maintain a close alignment between Mr. Keyes' performance and the shareholder value of the Company. Mr. Keyes was eligible for a performance bonus in 1995 pursuant to the Plan in an amount up to 50% of his base salary as determined by the Company's attainment of certain financial objectives. No bonus was payable in 1995, however, due to the Company's financial results. The Compensation Committee believes that Mr. Keyes' experience, reputation, performance and impact on the Company's performance justify and reaffirm his compensation and incentive package.

              In March 1996, Mr. Keyes, the Company's current Chief Executive Officer ("CEO") announced that he intends to retire from the Company and to resign from its Board of Directors effective at the Annual Meeting. At the current time, the Company's Board of Directors has established a committee to examine the Company's options with respect to the office of CEO. Upon the completion of this process, the Compensation Committee will review its compensation package for the office of CEO.



April 4, 1996                       The Personnel and Compensation Committee



                                    David A. B. Brown
                                    Howard I. Bull
                                    Howard H. Newman

                    CUMULATIVE TOTAL SHAREHOLDER RETURN OR
                        COMPARATIVE STOCK PERFORMANCE

              The line graphs on the following page compare the changes in the cumulative total shareholder returns from the beginning of January 1991 through the end of 1995 of (i) the Company, (ii) the CRSP Total Return Index for the NASDAQ Stock Market (the "NASDAQ Index"), (iii) the Simmons & Company International Offshore Drillers Index (the "SCI Index") and (iv) the Peer Group defined below. Due to the significant change in the Company's capital structure pursuant to the Recapitalization and its financial results since that time, the Company has also included a graph illustrating its performance since
December 31, 1992 as compared to the NASDAQ Index, the SCI Index and the Peer Group.

              The companies that comprise the SCI Index include the Company; Arethusa (Off-shore) Ltd; Atwood Oceanics, Inc.; Cliffs Drilling Company; Diamond Offshore Drilling, Inc.; Dual Drilling Company; ENSCO International, Inc.; Falcon Drilling Company, Inc.; Global Marine, Inc.; Noble Drilling Corporation; Reading & Bates Corporation; Rowan Companies, Inc.; and Sonat Offshore Drilling Inc. The SCI Index includes several entities which operate substantially in the deep water semi-submersible rig segment of the offshore drilling business. Due to the significant changes in the rig supply and demand factors affecting the deep water semi-submersible segment, the Company believes that the performance of these entities is not substantially comparable to the performance of the offshore drilling industry segment in which the Company competes.

              In order to more accurately illustrate the Company's performance in its segment, it has developed a new peer group (the "Peer Group") of companies competing predominantly in the shallow water segment of the drilling industry. The dominant equipment operated in this segment includes jack-up drilling rigs, submersible drilling rigs and barge drilling rigs. The companies that comprise the Peer Group include the Company; Dual Drilling Company; ENSCO International, Inc.; Global Marine, Inc.; Noble Drilling Corporation; and Rowan Companies, Inc. The graphs on the following page assume that $100 was invested in each of these categories on December 31, 1990 or December 31, 1992, and that all dividends were re-invested. The Company has not paid any cash dividends during the periods covered by the graphs.

                 COMPARISON OF TOTAL RETURNS AMONG THE COMPANY,
                 THE NASDAQ INDEX, THE SCI INDEX AND PEER GROUP


                     DECEMBER 31, 1990 TO DECEMBER 31, 1995



                                   [GRAPH]



                      DEC 90     DEC 91     DEC 92     DEC 93     DEC 94     DEC 95
                      ------     ------     ------     ------     ------     ------
The Company            $100       $  3       $  1       $  5       $  2       $  4
NASDAQ Index            100        160        186        214        209        295
SCI Index               100         57         59         99         82        157
Peer Group              100         50         58        104         81        147




                       DECEMBER 31, 1992 TO DECEMBER 31, 1995



                                   [GRAPH]



                      DEC 92     DEC 93     DEC 94     DEC 95
                      ------     ------     ------     ------
The Company            $100       $460       $240       $410
NASDAQ Index            100        115        112        158
SCI Index               100        168        139        266
Peer Group              100        179        138        253


CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

              Warburg, Mr. Keyes and certain other parties obtained significant registration rights pursuant to a registration rights agreement (the "Registration Rights Agreement") entered into in connection with the consummation of the Recapitalization. Pursuant to the Registration Rights Agreement, the Company has agreed, among other things, to keep a registration statement in effect until at least December 1995 covering the resale of all shares of Common Stock acquired by those parties. At the present time, the Company intends to keep that registration in effect until it is no longer needed.

              In connection with the Recapitalization, the Company and Warburg entered into the Shareholders' Agreement. See ITEM 1 - ELECTION OF DIRECTORS-- SHAREHOLDERS' AGREEMENT.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

              The firm of KPMG Peat Marwick LLP has been selected as Auditor of the Company for the 1996 calendar year. That firm served as Auditor of the Company for the 1995 calendar year. A representative of KPMG Peat Marwick LLP will be in attendance at the Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

STOCKHOLDERS' PROPOSALS

              Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1997 must be received by the Company's principal executive offices no later than December 31, 1996. They may be addressed to the Secretary of the Company at One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556.

OTHER MATTERS

              While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders. The approval of such other matters will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting and eligible to vote thereon, in person or by proxy.

                                            MARINE DRILLING COMPANIES, INC.

                                            /s/ Joan R. Smith

                                            By  Joan R. Smith
                                            Secretary

Sugar Land, Texas
April 4, 1996

                   DESCRIPTIONS FOR COMPARATIVE GRAPHS IN
                 1996 PROXY TO BE USED FOR EDGARIZED DOCUMENT


GRAPH 1 (page 16, upper left)

The value of $100.00 invested in the Company at December 31, 1990 was $3.00, $1.00, $5.00, $2.00 and $4.00 as of December 31, 1991, 1992, 1993, 1994 and
1995, respectively.

The value of $100.00 invested in the stocks represented by the NASDAQ Index (including reinvestment of dividends) as of December 31, 1990 was $160.00, $186.00, $214.00, $209.00 and $295.00 as of December 31, 1991, 1992, 1993,
1994 and 1995, respectively.

The value of $100.00 invested in the stocks represented by the SCI Index (including reinvestment of dividends) as of December 31, 1990 was $57.00, $59.00, $99.00, $82.00 and $157.00 as of December 31, 1991, 1992, 1993, 1994
and 1995, respectively.

The value of $100.00 invested in the stocks represented by the Peer Group (including reinvestment of dividends) as of December 31, 1990 was $50.00, $58.00, $104.00, $81.00 and $147.00 as of December 31, 1991, 1992, 1993, 1994
and 1995, respectively.




GRAPH 2 (page 16, lower right)

The value of $100.00 invested in the Company at December 31, 1992 was $460.00, $240.00 and $410.00 as of December 31, 1993, 1994 and 1995,
respectively.

The value of $100.00 invested in the stocks represented by the NASDAQ Index (including reinvestment of dividends) as of December 31, 1992 was $115.00, $112.00 and $158.00 as of December 31, 1993, 1994 and 1995, respectively.

The value of $100.00 invested in the stocks represented by the SCI Index (including reinvestment of dividends) as of December 31, 1992 was $168.00, $139.00 and $266.00 as of December 31, 1993, 1994 and 1995, respectively.

The value of $100.00 invested in the stocks represented by the Peer Group (including reinvestment of dividends) as of December 31, 1992 was $179.00, $138.00 and $253.00 as of December 31, 1993, 1994 and 1995, respectively.

- -------------------------------------------------------------------------------

                         MARINE DRILLING COMPANIES, INC.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


   The undersigned hereby appoints Joan R. Smith and William H. Flores, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Marine Drilling Companies, Inc. (the "Company") to be held at the Embassy Suites Hotel located at 9090 Southwest Freeway, in Houston, Texas on Thursday, May 9, 1996 at 9:00 a.m., central daylight time, and at all adjournments or postponements thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed hereon.


                         (To be Signed on Reverse Side)


- -------------------------------------------------------------------------------

/X/ Please mark your
    votes as in this
    example.


                                    WITHHOLD
                 FOR all           AUTHORITY
                 nominees        to vote for all
                  listed        nominees listed

1. Election of     / /                / /
   Directors


   / /  For all nominees listed except
        vote withheld for the following
        nominee(s):

- -------------------------------------------------

- -------------------------------------------------



NOMINEES: Robert L. Barbanell
          David A. B. Brown
          Howard I. Bull
          William H. Flores
          Nathaniel A. Gregory
          David E. Libowitz
          Christopher M. Linneman
          Howard H. Newman


2. In their discretion, upon any other matter which may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR THE ELECTION OF THE NAMED NOMINEES FOR DIRECTOR.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
ENVELOPE.







SIGNATURE(S)________________________________________________________ DATE _____

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.